AMENDMENT TO PARTICIPATION AGREEMENT

     THIS Amendment ("Amendment") is made as of June 1, 2007 among PRINCIPAL VARIABLE CONTRACTS FUND, INC., an open-end management investment company organized under the laws of the State of Maryland ("PVC'), PRINCIPAL FUNDS DISTRIBUTOR, INC. ("PFDI"), a principal underwriter for the shares of PVC, organized under the laws of the State of Washington, and PRINCIPAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Iowa (the “Company”), on its own behalf and on behalf of each segregated asset Account of the Company as referenced in the Agreement.

     WHEREAS, the parties entered into a Participation Agreement dated January 5, 2007 (the "Agreement");

     NOW THEREFORE, PVC, PFDI and the Company hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby restated, in its entirety, and replaced with Schedule A attached hereto.

     2. Schedule B to the Agreement is hereby restated, in its entirety, and replaced with Schedule B attached hereto.

     3. Terms used, but not defined herein, shall have the same meaning assigned to them in the Agreement. Except as expressly amended by this Addendum, the terms and conditions of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as the date and year first above written.

PRINCIPAL LIFE INSURANCE		PRINCIPAL FUNDS DISTRIBUTOR, INC.
COMPANY

By: /s/ Sara Wiener		By:	David. Reichart
Name: Sara Wiener		Name:	David Reichart
Title: Director – Product Management		Title:

PRINCIPAL VARIABLE CONTRACTS
FUND, INC.

By:	/s/ Ralph C. Eucher
Name: Ralph C. Eucher
Title: President and Chief Executive Officer

Schedule A

Separate Accounts, Associated Contracts, Available Share Classes and Funds

Schedule B

Commencing on the date the Participation Agreement becomes effective, PFDI shall pay the Company an amount due on an annual basis to the following: